EXHIBIT 3

Release:	IMMEDIATE RELEASE

Contact:	Brian Yuen
Global-Tech USA, Inc.
Tel.: 212-683-3320

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH APPLIANCES’ SUBSIDIARY PARTNERS WITH OPLUS TECHNOLOGIES TO

PROCURE SYSTEM-ON-CHIP PROCESSORS

Hong Kong, June 10, 2004 — Global-Tech Appliances Inc. (NYSE: GAI) today announced that its wholly owned subsidiary, Global Display Limited (“Global Display”), has selected Oplus Technologies Ltd. (“Oplus”) to be its major supplier of video and display processors for its larger sized high-definition (HD) flat panel display televisions (FPD TVs). Oplus is a leading provider of innovative system-on-chip and software solutions for FPD TVs and digital displays.

John C.K. Sham, President and Chief Executive Officer, said: “We believe that a key element in the successful development of a wide variety of FPD TVs and digital display devices is the proper design of video boards that deliver enhanced performance, picture quality and cost advantages. Based on our evaluation of the video and display processors available, we determined that the Oplus processors, backed by Oplus’ comprehensive technical support, provided the high-end features that are essential for our success in the highly competitive wide screen FPD market.”

Mr. Sham continued, “Most of Global Display’s potential customers surveyed have reacted favorably to our manufacturing approach and our partnership with Oplus. Additionally, our ability to produce, and accelerate the marketing of, a larger sized high definition flat panel display television is expected to be clearly enhanced by utilizing the established and reliable processors provided by Oplus.”

Mr. Sham concluded, “Initially, Global Display plans to use Oplus processors and video de-interlacer chips in its 42” plasma HD TVs and integrated multimedia digital display processor chips in its high-end 30” LCD HD TVs that are expected to be ready for customer evaluation and agency approval this year with shipments expected before the end of fiscal 2005. In both cases, we believe that Global Display will be able to market these TVs worldwide due to the flexibility of these processors that gives them the ability to support the various systems in different countries.”

Global-Tech is a holding company, owning subsidiaries that manufacture and market a wide range of consumer electrical products worldwide, including floor care products and small household appliances. These products are marketed by customers under brand names such as Black & Decker®, DeLonghi®, Dirt Devil®, Eureka®, GE®, Hamilton Beach®, Kenwood®, Proctor-Silex®, Sanyo®, Sunbeam®, and West Bend®. Global-Tech’s subsidiary, Global Display Limited, is currently developing a wide range of consumer products incorporating high-definition flat panel displays (FPDs) that utilize liquid crystal display (LCD), plasma display panel (PDP), liquid crystal on silicon (LCOS), optical, and digital display technologies. Lite Array, Inc., another subsidiary of Global-Tech, is developing a range of display modules utilizing proprietary small molecule organic light emitting diode (OLED) technology. These modules are expected to be initially marketed to consumer electronics companies for use in cellular phones and MP3 players.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company’s customers, product demand and market acceptance, the success of new product development, reliance on material customers and key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business

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plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update our forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.

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